Exhibit 10.17

PRIVILEDGED AND CONFIDENTIAL

February 21, 2012

Wattles Capital Management

Attn: Mark Wattles

9 Hawk Ridge

Las Vegas, NV 89135

Mark Wattles

9 Hawk Ridge

Las Vegas, NV 89135

Setal 1-6, LLCs

Attn: Lester E. Taylor, Jr.

10450 Trabuco Street

Bellflower, CA 90707

Setal 7, LLC

Attn: Lester E. Taylor, Jr.

10450 Trabuco Street

Bellflower, CA 90707

Lester E. Taylor, Jr.

10450 Trabuco Street

Bellflower, CA 90707

Re:  Wattles Investment and Participation

Gentlemen,

This letter agreement (the “Agreement”) sets forth, among other things, (i) the terms for the investment by Wattles Capital Management, LLC (“WCM”) of $499,900 in new Senior Secured Convertible Debentures (the “WCM Senior Debentures”) of U.S. Dry Cleaning Services Corporation, a Delaware corporation (the “Company”), (ii) the issuance of restricted shares of the Company’s common stock, par value $0001 (the “Common Stock”), to WCM and (iii) covenants mutually agreeable to the parties designed to promote certain objectives of the Company’s business plan.

Letter Agreement (Execution Copy)

WCM Investment

Immediately upon execution of this Agreement and the approval by the Company’s Board of Directors (the “Board”) of the material terms contained herein (such approval is attached as Exhibit B), WCM shall purchase a principal amount of Four Hundred Ninety-Nine Thousand Nine Hundred Dollars ($499,900) of Senior Debentures (the “WCM Investment”), pursuant to the terms set forth on the Confidential Term Sheet attached hereto as Exhibit A.  In connection with the WCM Investment, WCM and the Company shall enter into the following transaction documents which shall be provided by the Company to WCM and will reflect the terms agreed upon in this agreement: (i) Securities Purchase Agreement, (ii) WCM Senior Debenture, (iii) Common Stock Purchase Warrant, (iv) Security Agreement, and (v) Registration Rights Agreement (collectively, the “Transaction Documents”). The failure of the Company and WCM to complete the negotiation and execution of the Transaction Documents within one hundred eighty (180) days of this Agreement for any reason shall constitute an event of default under the WCM Senior Debentures causing the WCM Senior Debentures to be immediately due and payable

The Senior Debentures issued to WCM will have the same terms, other than seniority, as the Company’s existing series of 10% Senior Secured Original Issue Discount Convertible Debentures Due September 23, 2013, issued to certain investors, including Setal 7, LLC (“Setal 7”), in separate closings on September 23, 2011 and September 27, 2011 (collectively, the “September Debentures”); provided, however, that the WCM Senior Debentures will have a three (3) year term (that may be extended by mutual agreement of the parties), no cash coupon and accrued interest thereunder shall not be due and payable until maturity.

The WCM Senior Debentures shall be the senior secured obligations of the Company ranking senior to existing or future debt of the company (including the September Debentures) and pari passu with the “New Senior Debentures” sold and issued in connection with the Follow-On Offering (as defined in Covenant 1 below), except for up to Seven Hundred Fifty Thousand Dollars ($750,000) in operating leases and/or loans secured by accounts receivable, inventory, and equipment.  In order to effectuate the foregoing, WCM, the holders of New Senior Debentures, Setal 1-6, LLCs (“Setals 1-6”) and Setal 7 shall enter into an Intercreditor Agreement, mutually agreeable to the parties, that at a minimum provides the holders of New Senior Debentures and WCM Senior Debentures with a liquidation preference for the complete repayment of the New Senior Debentures and WCM Senior Debentures and any other obligations thereunder.

Issuance of Restricted Shares to WCM

Upon execution of this agreement and receipt of the WCM Investment, the Company shall issue to WCM shares of its Common Stock representing thirty-five percent (35%) of the issued and outstanding shares of the Company’s Common Stock on a fully diluted basis including all existing convertible securities and the securities issued or to be issued as part of the Follow-On Offering including any accrued interest convertible under any such instruments or securities (the “Restricted Shares”).  The Restricted Shares shall be issued pursuant to, and be subject to restrictions set forth in, a Restricted Stock Purchase Agreement (the “RSA”) mutually agreeable to the parties that provides the Company with the right (but not the obligation) to repurchase those shares that remain “restricted shares” at their original issue price upon the “termination” of Mark Wattles (“Wattles”) services as Chairman of the Board; such termination may occur through Wattles’ voluntary resignation, death, permanent disability that renders him unable to perform his duties as Chairman .This restriction shall be removed as to one thirty-sixth (1/36) of the Restricted Shares on the last day of each successive calendar month from the date of issuance. There shall be no other restriction. Other than this restriction the Restricted Shares will enjoy the same rights as the Company’s Common Stock. The restrictions shall be designed in a manner to cause any gain at time of resale to be taxed as capital gains.

The number of Restricted Shares issuable to WCM shall be adjusted for all subsequent issuances of Common Stock, Management Shares and Convertible Securities through the issuance of additional shares or convertible securities including warrants such that WCM shall retain an equity interest equal to thirty-five percent (35%) of the Company’s Common Stock, on a fully diluted basis including the securities issued or to be issued as part of the Follow-On Offering and WCM Investment.  The Restricted Shares shall only be subject to dilution from subsequent offerings of Common Stock and/or or convertible securities that come as a result of the Company raising additional capital other than the capital from securities described in this agreement.

As used in this Agreement, the term “Convertible Securities” means any stock or other securities (other than options, warrants or restricted shares of Common Stock issued to employees or directors of the Company approved by the Company’s Board) that are at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of the Company’s Common Stock.  The Company may employ the treasury stock method in calculating the dilutive effect of the issuance of any convertible securities.

Continuing Covenants

The parties hereby acknowledge that WCM’s purchase of the Senior Debentures is conditioned upon the following performance covenants:

1.             Closing of a Follow-On Offering:  The Company hereby agrees to sell and issue New Senior Debentures, with the same rank, rights, and preferences as the WCM Senior Debentures, in an aggregate principal amount of Nine Hundred Thousand Dollars ($900,000) (the “Follow-On Offering”) generating gross cash proceeds to the Company as follows: (i) at least Five Hundred Thousand Dollars ($500,000) within one hundred eighty (180) days of the date of this Agreement and (ii) an additional Four Hundred Thousand Dollars ($400,000) within two hundred seventy (270) days of the date of this Agreement.  Should the Company fail to complete all or part of the Follow-On Offering for any reason within such time periods, then Setals 1-6 LLC, Setal 7 and Lester E. Taylor, Jr. (“Taylor”) jointly and severally (collectively, the “Setal Entities”) agree to invest up to Five Hundred Thousand Dollars ($500,000), to complete the Follow-On Offering.  The Company’s failure to complete the Follow-On Offering for any reason shall constitute an event of default under the WCM Senior Debentures causing the WCM Senior Debentures to be immediately due and payable.

Notwithstanding the foregoing, the Company and/or the Setal Entities may apply the amount of cash received by the Company in connection with a sale of substantially all the assets used in its Riverside, California operations and/or its two (2) stores in Arizona or the sale of any other assets approved by the Board to offset up to Four Hundred Thousand Dollars ($400,000) required to be raised in the Follow-On Offering.

2.             Subordination of Other Secured Parties.  The Company shall use its best efforts to cause all holders of other senior secured creditors, including the Chauthani Family LLC, the Trustee of the Estate of Robinson Corp., Robin Rix, and the Rhoton Family Trust, who currently maintain liens on the Company’s assets (other than First Hawaiian Bank) to subordinate to the WCM Senior Debentures and New Senior Debentures.  In connection therewith, the parties acknowledge that the Company may need to offer some reasonable equity compensation to such other secured creditors. Such compensation will not dilute the Restricted Shares or Management Shares (as defined in Covenant 4 below).

3.             Board Composition:  The Board shall have approved as a condition to the WCM Investment, that the Board consists of the following seven (7) members to serve for a three year term: (i) the Chief Executive Officer of Company, currently Alex M. Bond (“Bond”), (ii) two (2) directors designated by WCM, initially Wattles (who shall also be elected Chairman) and a vacancy to be filled by WCM (iii) two (2) directors designated by Taylor, initially Gary Johnston and a vacancy to be filled initially as designated by Taylor (the “Taylor Directors”) and (iv) two (2) directors designated by Robert Y. Lee (“Lee”), initially Lee and a vacancy to be filled by Lee. In the same resolutions (Exhibit C) approving the Board composition requirements of this covenant, the Board shall agree that the Board may be reduced to five (5) members at the election of either WCM or Taylor.  If WCM or Taylor elect such reduction the Board will be composed of (i) the Chief Executive Officer of Company, (ii) WCM Directors (2) directors designated by WCM, initially Wattles (who shall also be elected Chairman) and a vacancy to be filled by Wattles, (iii) two (2) directors designated by Taylor, initially Gary Johnston and a vacancy to be filled as designated by Taylor.  At anytime upon the request of WCM, Taylor will replace either of the Taylor Directors he chooses with himself.  In addition, prior to the end of the three year term of the above Board members, the Company and Taylor shall use their best efforts to enter into a voting agreement between and among the Company, Setals 1-6, Setal 7 and its stockholders holding more than ten percent (10%) of the Company’s common stock on an as-converted, fully diluted basis in which the Company shall agree to nominate, and such stockholders shall agree to approve, the directors required to fulfill the Board composition requirements of this covenant.

4.             Management Equity.  Subject to Board approval, the Company shall issue, or reserve for issuance, to members of its senior management shares of its Common Stock representing twenty percent (20%) of the issued and outstanding shares of the Company’s Common Stock, on a fully diluted basis including all existing convertible securities and the securities issued or to be issued as part of the Follow-On Offering (the “Management Shares”).  The Management Shares shall be issued pursuant to restricted stock agreements pursuant to which the Company may repurchase those Management Shares that remain “restricted shares” at their original issue price upon certain events, including the termination of such employees continued services.  Such restrictions shall only cover ¾ of such Management Shares and shall be removed as to one thirty-sixth (1/36) of the remaining Management Shares on the last day of each successive calendar month from and after September 23, 2011.  The Management Shares shall have the same anti-dilution protection afforded Wattles’ Restricted Shares.

5.             Conversion of Existing Debentures.

A.            Subordinated Debentures.  Within thirty (30) days of this Agreement Bond and Wattles will make themselves available at a reasonable time convenient for Taylor to meet with Setals 1-7. Within one hundred twenty (120) days of this agreement Setals 1-6 shall convert fifty percent (50%) of the outstanding principal and accrued interested of their 10% Subordinated Secured Convertible Debentures issued by the Company on September 23, 2011 (the “Subordinated Debentures”) and the Company and Setals 1-6 shall use their best efforts to cause the other holders of Subordinated Debentures to convert at least fifty percent (50%) of the outstanding principal and accrued interested of their Subordinated Debentures into newly issued shares of the Company’s preferred stock (the “Preferred Stock”).  This Preferred Stock shall provide the holders of the Subordinated Debentures with economic benefits similar to the Subordinated Debentures, including a dividend accruing at 10% and a liquidation preference senior to Common Stock.

Should WCM convert its Senior Debentures to Senior Preferred Stock (as defined below), Setals 1-6 shall immediately thereafter convert the remaining outstanding principal and interest of their Subordinated Debentures into Preferred Stock and the Company and Setals 1-6 shall use their best efforts to cause the other holders of Subordinated Debentures to convert the remaining outstanding principal and interest of their Subordinated Debentures into Preferred Stock.

Notwithstanding the foregoing, immediately prior to the closing of (i) the Company’s sale of equity securities in an underwritten public offering (the “Subsequent Public Offering”) or (ii) the consummation of a merger or consolidation with and into a publically traded entity (including a public shell company) (each, “Triggering Event”), all shares of Preferred Stock shall be converted into shares of the Company’s Common Stock (with additional shares of Common Stock issued in an amount equal to all accrued dividends thereunder).

If Company desires to increase the public float of its Common Stock by allowing any holder of equity securities of the Company who are subject to a lock-up agreement to sell shares of its Common Stock prior to the time such shares can be sold under the terms of such lock-up agreement, the shares of Common Stock held by the former holders of Subordinated Debentures shall be accommodated and released from lock-up after accommodating the release from lock-up of shares held by holders of September Debentures (see paragraph 5.B below).

B.            September Debentures.  Should WCM convert its Senior Debentures to Senior Preferred Stock, Setal 7 shall immediately thereafter convert all outstanding principal and accrued interested of its September Debentures and the Company and Setal 7 shall use their best efforts to cause the other holders of September Debentures to convert all outstanding principal and accrued interested of their September Debentures into newly issued shares of the Company’s senior preferred stock (the “Senior Preferred Stock”).  This Senior Preferred Stock shall provide the holders of the September Debentures with economic benefits similar to the September Debentures, including a dividend accruing at 10% and a liquidation preference senior to the

Preferred Stock and Common Stock.  The Senior Preferred Stock shall be divided into two classes: (i)) WCM Senior debentures and New Senior Debentures shall be Class A with a liquidation preference senior to the Class B and (ii) September Debentures shall be Class B with a liquidation preference junior to the Class A.

Notwithstanding the foregoing, immediately prior to the closing of a Triggering Event, all shares of Senior Preferred Stock shall be converted into shares of the Company’s Common Stock (with additional shares of Common Stock issued in an amount equal to all accrued dividends thereunder).

If Company desires to increase the public float of its Common Stock by allowing any holder of equity securities of the Company who are subject to a lock-up agreement to sell shares of its Common Stock prior to the time such shares can be sold under the terms of such lock-up agreement, the shares of Common Stock held by the former holders of Subordinated Debentures shall be accommodated first.

C.            Senior Debentures and Other Convertible Securities Held by WCM.

In addition, upon the conversion of the debentures held by Setal 7 pursuant to paragraphs 5.B. above into shares of Preferred Stock and Senior Preferred Stock, respectively, WCM agrees to convert any remaining convertible securities or debt issued by the Company that it may hold at such time into equity securities of the Company other than any new debt issued to WCM with a maturity of one year or less.

6.             Conversion of Other Debt.  The Company shall use its best efforts to cause the parties holding the following notes and/or debentures to convert all outstanding principal and accrued interest thereunder into shares of Common Stock:

•                  Professional Notes: the Company’s 10% Senior Secured Promissory Notes due September 23, 2013 issued to certain professionals and advisors to the Company and certain employees of the Company as partial payment for services rendered to the Company in the aggregate principal amount of $1,430,000;

•                  Bankruptcy Notes: the Company’s 6% Senior Secured Convertible Debentures issued to Chauthani Family LLC, the Trustee of the Estate of Robinson Corp., Robin Rix, and the Rhoton Family Trust in the aggregate principal amount of $166,949 as settlement for certain claims made in bankruptcy; and

•                  Management Notes:  the Company’s 10% Senior Secured Promissory Notes due September 23, 2013 issued to Alex Bond, Robert Lee and Riaz Chauthani in the aggregate principal amount of $495,000.

7.             Amendments to Subordinated and September Debentures.  Setals 1-6 and Setal 7 agree to amend the Subordinated Debentures and September Debentures, respectively, and other related transaction documents to (i) eliminate the deadlines for filing and completing the Company’s Subsequent Public Offering as events of default, (ii) extend the maturity date under the September Debentures to be coterminous with the WCM Senior Debentures, and (iii) eliminate interest payments until maturity.

Where terms of this Agreement are to be incorporated in definitive documents, like the Transaction Documents, the terms of such definitive documents shall govern.  Any provision of this letter agreement which is prohibited or unenforceable for any reason shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  To the extent permitted by law, the parties hereto agree to waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

The terms of this Agreement are confidential, and each of the parties to this Agreement agree not to disclose any of its provisions to anyone who is not an officer or director of such party or such party’s agent, accountant or legal counsel, unless required by law.  Each of the parties to this Agreement agrees to hold any business information exchanged or discovered with respect to the parties or the transactions contemplated by this Agreement in confidence and not to disclose the same to any third party or to use such information for any purpose other than to evaluate the transactions contemplated in this Agreement or as required by applicable law.

Please acknowledge your receipt of this letter agreement along with your acceptance of the terms set forth herein by countersigning in the space provided below and scanning and returning or faxing an executed copy to me at your earliest convenience.

Sincerely,

/S/ Alex Bond
Alex M. Bond
Chief Executive Officer

(Additional Signatures on Following Page)

ACKNOLWEDGED AND ACCEPTED:

WATTLES CAPITAL MANAGEMENT

/S/ MARK WATTLES
Mark Wattles
Its:	/S/ PRESIDENT

/S/ MARK WATTLES
Mark Wattles

SETAL 1-6, LLCs

/S/ LESTER E. TAYLOR, JR.
Lester E. Taylor, Jr., Managing Member as to each of Setal 1-6

SETAL 7, LLC

S/ LESTER E. TAYLOR, JR.
Lester E. Taylor, Jr., Managing Member

S/ LESTER E. TAYLOR, JR.
Lester E. Taylor, Jr.

EXHIBIT A

Confidential Summary of Terms

US Dry Cleaning Services Corporation

Senior Secured Convertible Notes due 2015 (the “Offering”)

Issuer	US Dry Cleaning Services Corporation, a Delaware corporation (the “Company”).

Title of Notes	10% Senior Secured Convertible Notes due 2015 (the “Notes”).

Offering Size	Up to $1,399,900.

Issue Price	The face value or principal amount (the “Principal Amount”) of the Notes issued shall be up to $1,539,890 to reflect an original issue discount of 10% (the “OID”).

Interest Rate and Payment Dates	The Notes shall bear interest at an annual rate of 10% per annum, which will accrue from the original issue date (the “Issue Date”) until the Maturity Date with no cash coupon.

Maturity Date	The Notes mature on the third anniversary of the date of issuance (the “Maturity Date”).

Conversion of Notes

Investors in this Offering (the “Investors”) may convert all or part of the Notes (including outstanding Principal Amount and any accrued interest) into shares of common stock (the “Common Stock”) of the Company based upon a conversion price equal to 50% of the price per share of Common Stock sold in the Company’s initial public offering (the “Public Offering”).

The initial conversion price of the Notes will be adjusted to reflect customary dilutive events, including stock splits, stock dividends, combinations of shares, recapitalizations and other similar events relating to the Common Stock, and for any cash or other distributions made by the Company to holders of Common Stock. See also “Anti-Dilution Protection” below.

Seniority

The Notes will be senior secured obligations of the Company, ranking senior to any existing or future debt; provided that the Company may incur up to $750,000 in operating leases or loans secured by accounts receivable, inventory, and equipment.

Collateral	The Company’s obligations under the Notes will be secured by first priority security interest in all of the Company’s assets.

Events of Default

If a default on the Notes (an “Event of Default”) occurs, the Principal Amount of the Notes plus accrued and unpaid interest may be declared immediately due and payable (“Acceleration”), subject to certain conditions set forth in the Note. Events of Default shall include but are not limited to failure to timely make principal and/or interest payments. Upon Acceleration, the then-outstanding Principal Amount of the Notes shall accrue interest at a rate of 24% per annum until such time as the Event of Default has been cured.

Pre-Payment

The Company may prepay the Notes by delivering 30 days prior written notice; provided that the Company must pay 120% of the then-outstanding Principal Amount of the Notes if the Notes are prepaid prior to 18 months from the Issue Date.

Warrants

Each Investor in this Offering shall receive a warrant (the “Warrants”) to purchase an aggregate amount of the Company’s Common Stock equal to one hundred percent of the Principal Amount of each Note at a purchase price equal to the price per share of the Common Stock sold in the Public Offering. The Warrants shall have a five (5) year term.

Anti-Dilution Protection

If the Company, at any time while the Notes are outstanding, issues or grants any right to Common Stock or any type of securities giving right to Common Stock (including any re-pricing of a right to Common Stock) at a price below the conversion price, then holders of the Notes shall receive full-ratchet anti-dilution protection.

Right to Participate

While any Notes are outstanding, the Investors shall have a right to participate in any capital raising undertaken by the Company in a percentage equal to the ratio of the then-outstanding Principal Amount of the Notes to the amount of new capital raised.

Use of Proceeds; Escrow

The proceeds of this Offering will be used to pre-fund all preparation for the Company’s next sale of equity securities in an underwritten public offering with gross proceeds to the Company of at least Fifteen Million Dollars ($15,000,000) (the “Subsequent Public Offering”) and for working capital.

Registration

The shares of Common Stock issuable upon conversion of the Notes or exercise of the Warrants (the “Registrable Shares”) shall be registered for resale with the SEC within six (6) months of the effective date of the Company’s Subsequent Public Offering. The Company will take all actions necessary for the Investors to be able to sell any Registrable Shares.

Investors	This Offering is only open to “accredited investors” as defined by Regulation D under the Securities Act.

Additional Information

You may contact Robbie Lee, founder and Chairman, if you have questions or need more information. Mr. Lee may be contacted at 4040 MacArthur Blvd., Suite 305, Newport Beach, California 92660. His telephone number is (949) 863-9669 and email address is robbie@usdrycleaning.com.

EXHIBIT B

Minutes from Board Meeting

Approving Letter Agreement